UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2022

WILSON BANK HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Tennessee	000-20402	62-1497076
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

623 West Main Street
Lebanon, Tennessee		37087
(Address of principal executive offices)		(Zip Code)

(615) 444-2265
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.             ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)   Gary Whitaker, executive vice president and chief credit officer of Wilson Bank & Trust (the “Bank”), a wholly owned subsidiary of Wilson Bank Holding Company (the “Company”) has communicated to the Bank that he intends to retire from the Bank effective December 31, 2022. In connection therewith, Taylor Walker, the Bank’s executive vice president – head of commercial lending is expected to be appointed as Mr. Whitaker’s successor as executive vice president and chief credit officer of the Bank effective upon Mr. Whitaker’s retirement.

Mr. Walker, age 38, has been employed by the Bank as executive vice president – head of commercial lending since April 2022. Prior to that he served as senior vice president – head of commercial lending from January 2021 through March 2022.  From January 2017 through December 2022, Mr. Walker served as the Bank’ senior vice president and north region president.  Before that he was a vice president and business development manager from January 2016 through December 2016 and a vice president and office manager from August 2012 through December 2015.

(e)  On November 21, 2022, the Bank entered into an Independent Contractor Agreement with Mr. Whitaker (the “Independent Contractor Agreement”) pursuant to which Mr. Whitaker is expected to provide certain consulting services to the Bank beginning April 3, 2023, the effective date of the Independent Contractor Agreement.  Pursuant to the Independent Contractor Agreement, Mr. Whitaker is expected to, among other things, assist the Bank with the development of new commercial loan products and services, provide expertise to the Bank in the structuring and securing of commercial loans, provide support to the Bank’s loan officers and participate in meetings with the Bank’s management and clients.  Mr. Whitaker’s consulting payments under the Independent Contractor Agreement will consist of a guaranteed $6,500.00 monthly consulting payment and a guaranteed $200.00 monthly vehicle allowance payment for consulting as well as an opportunity to earn non-guaranteed contingent consulting payments based on a percentage of the loan origination and loan closing fees collected by the Bank related to the consulting services he is to perform under the agreement.  In addition, he is entitled to receive under the Independent Contractor Agreement, if earned, a non-guaranteed, contingent consulting payment equal to the product of (i) the total consulting payments paid by the Bank to Mr. Whitaker each calendar year during the term of the Independent Contractor Agreement multiplied by (ii) a percentage equal to the sum of (A) the percentage utilized for purposes of calculating the payout to the Bank’s employees under an annual cash incentive plan for that same calendar year in which those employees participate that is expected to be tied to the Bank’s return on assets (ROA) and (B) 3.50%.  In addition, he will be eligible for other benefits described in the Independent Contractor Agreement, including the ability to participate in retiree health plan coverage.  The term of the Independent Contractor Agreement is for one year commencing on the April 3, 2023 effective date, unless earlier terminated in accordance with the terms of the Independent Contractor Agreement.

This summary of the Independent Contractor Agreement is qualified in its entirety by reference to the Independent Contractor Agreement, a copy of which is filed herewith as Exhibit 10.1, which agreement is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1 Independent Contractor Agreement by and between Wilson Bank & Trust and Gary Whitaker, dated as of November 21, 2022.

104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSON BANK HOLDING COMPANY

By:	/s/ John C. McDearman III
John C. McDearman III
President and Chief Executive Officer

Date: November 23, 2022